SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	97-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:    (650) 802-7240

ITEM 5.    OTHER EVENTS.

On May 23, 2002, Conceptus, Inc. issued a press release announcing that the Company’s Premarket Approval (PMA) application for Essure has been accepted by U.S. Food and Drug Administration (FDA) as suitable for filing, and that the application will be reviewed during the July meeting of the FDA’s Obstetrics and Gynecology Devices Panel. Text of the press release follows:

SAN CARLOS, Calif. (May 23, 2002) – Conceptus, Inc. (NASDAQ NM: CPTS), developer of the non-incisional permanent birth control procedure Essure™, has been advised by the U.S. Food and Drug Administration (FDA) that the Company’s Premarket Approval (PMA) application for Essure has been accepted as suitable for filing, or deemed “fileable,” and that the application will be reviewed during the July 22-23 meeting of the FDA’s Obstetrics and Gynecology Devices Panel. In addition, the PMA application has been granted Expedited Review status. Based on the FDA Modernization Act of 1997, Expedited Review is granted for devices intended to provide a “more effective treatment or diagnosis of life-threatening or irreversibly debilitating human diseases or conditions.” Accordingly, Expedited Review is to be granted “for devices: 1) representing breakthrough technologies; 2) for which no approved alternatives exist; 3) which offer significant advantages over existing approved alternatives; or, 4) the availability of which is in the best interest of patients.”

“We are grateful that the Agency has acted so swiftly in regards to our Essure PMA submission,” commented Steven Bacich, chief executive officer. “In granting Expedited Review status, the FDA stated that they ‘believe Essure may offer a significant advantage in female sterilization,’ because, ‘This device is delivered by a hysteroscopic procedure, without the need for an abdominal incision. In addition, in the majority of women, the placement procedure does not require general anesthesia.’”

In commenting on U.S. commercialization, Steve Bowman, senior vice president of sales and marketing, said, “We intend to immediately commence certain aspects of our commercialization plan for Essure in the U.S., and to be ready to market shortly after receiving approval. In anticipation of potential FDA approval which, given the Expedited Review and the July Panel meeting, could come as early as the end of this year, we plan to accelerate our preparatory activities for U.S. commercialization so that we may bring this innovative method of permanent birth control to the women of the United States in the most expeditious manner possible.”

Cindy Domecus, senior vice president of clinical research and regulatory affairs, said, “According to the FDA’s guidelines on Expedited Review, our application should receive priority review before other pending applications. Furthermore, the guidelines state that our application should be reviewed in the most efficient manner, be tracked as an Expedited Review, and be completed within the statutory time frames.”

The first module of the Essure PMA was filed last November, and the final PMA application was submitted to the FDA on April 19, 2002. The PMA submission included one-year data on 360 women with bilateral placement in the Pivotal trial. When combined with data from the Phase II trial, the PMA contained data on almost 900 women-years of reliance on the device. By the time of the panel review, data on 400 women with bilateral placement and one-year follow-up will have been submitted. To date, there have been no reported pregnancies in woman relying on Essure in either the Phase II or Pivotal trials, which supports a projected one-year effectiveness rate of 99.8%. The Company cautions that no method of birth control is 100% effective and that pregnancies are expected to occur.

PERMANENT BIRTH CONTROL

According to the United States Centers for Disease Control and Prevention, surgical tubal ligation continues to be the most prevalent form of birth control in the U.S., with 41 percent of women using contraceptives age 35-39 and 50 percent of women using contraceptives age 40-44 having had a surgical tubal sterilization. An estimated 700,000 surgical tubal ligations are performed each year in the United States, despite the fact that it is invasive and costly. About 93 percent of the laparoscopic procedures in the U.S. are performed in a hospital or surgi-center under general anesthesia, requiring between four and five hours of hospital recovery time and four to six days before returning to regular activities.

Development of a non-incisional method of tubal ligation has been an elusive goal for researchers since the 1970’s. Essure is currently an investigational device for non-incisional permanent birth control.

ABOUT CONCEPTUS

Conceptus, Inc. is developing Essure, an innovative medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is projected for 2003 and is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for more than 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt and timing of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, performance of independent distributors, delays by regulatory authorities, scientific advances by third parties, introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ Glen K. Furuta
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:    May 24, 2002

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